Exhibit 99.1

Pernix Therapeutics Announces Successful Closing of Transaction Regarding Worldwide Rights to Contrave® for Weight Loss

MORRISTOWN, N.J. - July 30, 2018 - Pernix Therapeutics Holdings, Inc. (NASDAQ: PTX), a specialty pharmaceutical company, today announced the closing of a transaction in which Nalpropion Pharmaceuticals, Inc. ("Nalpropion"), a special purpose vehicle ("SPV"), has acquired certain assets of Orexigen Therapeutics, Inc. ("Orexigen"), including worldwide rights to Contrave® (naltrexone HCl / bupropion HCl), a market-leading, prescription-only weight loss medication. Nalpropion's investors are comprised of Pernix and funds managed by two leading investment management firms, Highbridge Capital Management, LLC and Whitebox Advisors LLC. Per terms of the transaction, Pernix will assume responsibility for the distribution of Contrave® in the United States and manage Nalpropion for an initial term of two years.

"We are excited that Nalpropion prevailed in the auction and has now closed the transaction. We believe that our participation in the SPV provides an attractive opportunity to leverage our current commercial and corporate infrastructure and, as a result, has the potential to create significant value for our shareholders. Contrave® is the #1 prescribed weight loss brand in the U.S., having generated more than 2.5 million prescriptions since launch in the third quarter of 2014, and delivered over 20% total prescription growth in 2017," said John Sedor, Chairman and Chief Executive Officer of Pernix. "In the near term, Pernix will recognize immediate benefits in the form of a management fee and reimbursement for shared services."

Pursuant to an amendment to the Asset Purchase Agreement, Nalpropion and Orexigen have agreed to a reduction in the purchase price from $75.0 million to $73.5 million. As part of Nalpropion's investor group, Pernix agreed to contribute 10% of the capital required for the purchase price and working capital needs, funded through its existing delayed draw term loan facility. Pernix will invest a total of approximately $9.2 million, consisting of $7.4 million for the purchase price and $1.8 million in working capital.

Going forward, under the terms of the transaction, Pernix will receive a management fee equal to 5% of Nalpropion's net sales and reimbursement of certain shared services expenses at cost in exchange for assuming responsibility for product distribution in the United States and managing Nalpropion for an initial term of two years.  In addition, Pernix will receive two purchase options to acquire up to 49.9% and 100% of Nalpropion at specified time periods and purchase prices.

About Contrave®

Contrave® is an extended-release, fixed dose combination of bupropion HCl, and naltrexone HCl. It was approved by the U.S. Food and Drug Administration (FDA) in 2014 as an adjunct to a reduced-calorie diet and increased physical activity for chronic weight management in adults with an initial body mass index (BMI) of 30 kg/m2 or greater (obese), or 27 kg/m2 or greater (overweight) in the presence of at least one weight-related comorbid condition. Net sales in the U.S. were approximately $75 million in 2017. Contrave®, known as MysimbaTM (naltrexone HCl and bupropion HCl prolonged release) in certain markets outside the U.S., is also marketed in 25 additional countries where it is distributed by a network of partners.

About Pernix Therapeutics

Pernix Therapeutics is a specialty pharmaceutical business with a focus on acquiring, developing and commercializing prescription drugs primarily for the U.S. market.  The Company is currently focused on the therapeutic areas of Pain and Neurology, and has an interest in expanding into additional specialty segments.  The Company promotes its branded products to physicians through its internal sales force and markets its generic portfolio through its wholly owned subsidiaries, Macoven Pharmaceuticals, LLC and Cypress Pharmaceuticals, Inc.

To learn more about Pernix Therapeutics, visit www.pernixtx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements including words such as "estimate," "plan," "project," "forecast," "intend," "expect," "anticipate," "believe," "seek," "target" or similar expressions are forward-looking statements. These statements reflect the Company's current views, expectations and beliefs concerning future events. In addition, any statements related to Pernix's future strategy and plans with respect to its intellectual property portfolio and other statements related to the outcome of pending litigation, settlement discussions or other adverse proceedings contained herein are forward-looking statements. Such plans, expectations and statements are as to future events and are not to be viewed as facts, and reflect various assumptions of management of the Company and are subject to significant business, financial, economic, operating, competitive, litigation and other risks and uncertainties and contingencies (many of which are difficult to predict and beyond the control of the Company) that could cause actual results to differ materially from the statements included herein. The inclusion of forward-looking statements should not be regarded as a representation by Pernix that any of its plans will be achieved. Investors should note that many factors, including the risks and uncertainties inherent in the outcome of pending litigation and settlement proceedings, as more fully described in Pernix's filings with the Securities and Exchange Commission ("SEC") (including, but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2017, its Quarterly Report on Form 10-Q for the Quarterly Period ended March 31, 2018 and subsequent filings with the SEC), could affect the Company's future financial results and could cause actual results to differ materially from those expressed in forward-looking statements, such as those contained in this press release. The forward-looking statements in this press release are qualified by risk factors identified by the Company. These risk factors, individually or in the aggregate, could cause our actual results to differ materially from expected and historical results. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future developments or otherwise.

CONTACT
 Investor Relations
Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com